EXHIBIT 99.1

Presto®	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
 DEFENSE CONTRACT OPTION AWARD FOR FY13

Eau Claire, Wisconsin (March 26, 2013) — National Presto Industries, Inc. (NYSE: NPK) today announced that on March 26, 2013, AMTEC Corporation, its wholly owned subsidiary, received a $64.5 million option award under AMTEC’s current five-year 40mm systems contract with the Department of the Army.  This is the first significant award it has received for the government’s fiscal year ending September 30, 2013 (FY13) and additional awards are anticipated.  Unlike prior years, when the award was split between AMTEC and its competitor, the entire amount placed under contract for FY13 has been awarded to AMTEC.

        Deliveries under the option are scheduled primarily in 2014 and 2015.  The option brings the cumulative amount awarded under the ongoing 40mm contract to $477.8 million.

National Presto Industries, Inc. operates in three business segments.  The Housewares/ Small Appliance Segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense Segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less than lethal munitions and less than lethal accessory equipment.  The Absorbent Products Segment is primarily engaged in the manufacture of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.